EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333‑258827 and 333-263549 on Form S‑8 and registration statements Nos. 333-268987 and 333-264346 on Form S-3 of our reports dated March 16, 2023, with respect to the consolidated financial statements of Proterra Inc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
March 17, 2023